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                                                                  CONTACT:
                                                          Craig K. Collins
                                                        DAOU Systems, Inc.
                                                            (619) 646-2857
                                                    CRAIG.COLLINS@DAOU.COM
                                                              WWW.DAOU.COM


              DAOU SYSTEMS MERGES WITH ON-LINE NETWORKING, INC.

     SAN DIEGO, Sept. 26, 1997 -- DAOU Systems, Inc. (Nasdaq: DAOU) announced today that it had entered into a merger agreement with On-Line Networking, Inc., a Saddle Brook, N.J.-based provider of communications infrastructure. Like DAOU, On-Line Networking is focused within the healthcare information technology market.
     Under the terms of the agreement, DAOU will exchange 150,000 shares of common stock for all authorized common shares of On-Line Networking. The equity value of the acquisition is approximately $5 million, based on the exchange terms and will be accounted for as a pooling of interests. Following the completion of the merger, On-Line Networking will become a wholly owned subsidiary of DAOU.
     As a result of the transaction, DAOU will broaden its service offerings to include infrastructure installations for advanced computer networks. Infrastructure management is a service that DAOU hasn't previously offered. With the addition of On-Line Networking, DAOU will provide healthcare clients with a complete network solution that comprises voice, video, data, operational and Internet services.
     "This is a positive event for both our clients and our company," said Daniel Daou, President of DAOU Systems. "By adding communications infrastructure management to our line of services, DAOU will become a sole-source provider of computer network solutions for healthcare organizations. We'll be able to provide an entire spectrum of services -- from network design to

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network management to complete network installation. In addition, our expertise in infrastructure management will enable us to complete large projects faster and to offer more competitive overall pricing. On a financial note, apart from transaction costs, we believe the merger will be accretive to our earnings per share."
     Steven Dickson, President of On-Line Networking, said, "This merger will create synergy between the two firms. DAOU will now be able to offer a total quality turnkey solution on a national basis to its clientele."
     Following the merger, Dickson will become Vice President of Infrastructure Services for DAOU. No layoffs are expected as the result of the transaction.
     The combined company will operate five regional offices and four operations centers, with headquarters in San Diego. The firm will employ a staff of over 300 and will have provided services to more than 600 organizations throughout the U.S.
     On-Line Networking, Inc., is a communications contractor that designs, installs and provides servicing of local area computer and voice network systems. The company also provides other telecommunications infrastructure applications, and sells network services related to these activities. The firm posted 1996 revenues of $4.6 million. Clients include such healthcare organizations as Mount Sinai Medical Center, Atlantic Health Systems, Hackensack University Medical Center, and Northwest Covenant Medical Center.
     DAOU Systems, Inc., designs, implements, and manages computer networks for the healthcare industry. The company offers solutions for voice, video and data networking, combining its technological expertise with its knowledge of the healthcare industry's specialized needs. In addition, DAOU offers an array of operational and Internet solutions. DAOU's clients comprise more than half of the nation's top 50 integrated healthcare delivery networks and include such organizations as Centura Health, North Shore Health System, Mercy Health Services, Harris Methodist Health System, and Catholic Medical Center of Brooklyn and Queens.
     Statements in this press release concerning DAOU Systems' and On-Line Networking's separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such statements are only predictions, reflecting the best judgment of DAOU Systems and On-Line Networking based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ

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materially from those stated in such statements. Such factors include the company and industry risks described in DAOU's SEC filings and the risks associated with acquisitions generally, including difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and On-Line Networking should be considered in light of those factors.